BANK OF AMERICA, N.A.
9 West 57th Street
New York, NY 10019

BANC OF AMERICA SECURITIES LLC
9 West 57th Street
New York, NY 10019

February 8, 2007

AREP Car Acquisition Corp.
$2,600,000,000 Senior Secured Term Facility
$1,000,000,000 Senior Secured Revolving Facility
Commitment Letter

AREP Car Acquisition Corp.
c/o American Real Estate Holdings Limited Partnership
White Plains Plaza
445 Hamilton Avenue - Suite 1210
White Plains, NY 10601

Attention: Keith Meister, Vice Chairman

Ladies and Gentlemen:

You have advised Bank of America, N.A. (“Bank of America”) and Banc of America Securities LLC (“BAS”, and together with Bank of America, the “Commitment Parties”) that AREP Car Acquisition Corp. (“AcquisitionCo”, the “Borrower” or “you”), formed at the direction of and wholly-owned by American Real Estate Holdings Limited Partnership (the “Sponsor”) through AREP Car Holdings Corp. (“Holdings”), intends to acquire (the “Acquisition”) a company previously identified to us as Lear Corporation (the “Company”) pursuant to a merger between AcquisitionCo and the Company pursuant to a merger agreement (the “Merger Agreement”) with the Company as the survivor thereof and thereafter the “Borrower” under the Facilities referred to below.1  You have further advised us that, in connection with the foregoing:

(A) the Sponsor will make, or cause to be made, a direct cash equity contribution to AcquisitionCo in an amount of not less than $1,300,000,000 (net of amounts paid by AREP Car Holdings Corp., an indirect subsidiary of the Sponsor, to acquire shares of the Company held by affiliates of the Sponsor immediately prior to the Acquisition at a price per share equal to the consideration per share paid generally pursuant to the Acquisition) plus if the merger consideration is greater than $36 per share, the aggregate merger consideration in excess of $36 per share (the “Equity Contribution”),

1  Acquisition and ownership structure to be conformed as appropriate.

(B) you intend to enter into senior secured credit facilities in an aggregate amount of $3,600,000,000 consisting of (i) a $1,000,000,000 senior secured revolving facility (the “Revolving Facility”) and (ii) a $2,600,000,000 senior secured term loan B facility (the “Term Facility”; and together with the Revolving Facility, the “Facilities”), and

(C) simultaneously with the consummation of the Acquisition, you or the Company will (i) refinance all indebtedness under the Amended and Restated Credit and Guarantee Agreement dated as of April 25, 2006 among the Company, certain of its affiliates and the lenders and agents referred to therein (the “Existing Credit Agreement”), and (ii) either close a tender offer and consent solicitation for (with an amendment to remove all covenants and related defaults from) (the “Tender Offer”) or, if no Tender Offer shall have been initiated or if such Tender Offer is not successfully closed (meaning that less than a majority in principal amount of the notes under the applicable indenture shall have been tendered and the requested consents shall not have been obtained), simultaneously issue an irrevocable notice of redemption in respect of, (x) the Indenture dated as of March 20, 2001 among the Company, the guarantors party thereto and The Bank of New York, as trustee (the “2008 Indenture”), and (y) the Indenture, dated as of May 15, 1999, among Lear Corporation, as issuer, the guarantors party thereto and The Bank of New York, as trustee (the “2009 Indenture”) (the foregoing notices of redemption, the “Call Notices”; and the items in this clause (C), collectively, the “Refinancing”).

The Acquisition, Equity Contribution, Facilities and Refinancing are collectively referred to herein as the “Transactions”. Capitalized terms used but not defined herein have the meanings assigned to them in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”; this commitment letter, the Term Sheet and the Summary of Conditions Precedent attached hereto as Exhibit B, collectively, the “Commitment Letter”).

BAS is pleased to advise you that it is willing to act as sole lead arranger and sole bookrunner for the Facilities (in such capacity, the “Lead Arranger”). Furthermore, Bank of America in consideration of the mutual agreements and undertakings of the parties hereto as set forth herein and the Fee Letter, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby irrevocably commits and agrees to provide 100% of the principal amount of the Facilities (in such capacity, the “Initial Lender”) subject only to the conditions set forth on Exhibit B.

It is agreed that Bank of America will act as the sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Facilities, and that BAS will act as the sole and exclusive lead arranger and bookrunner for the Facilities. The Commitment Parties will be responsible for preparing and negotiating definitive documentation for the Facilities, and the Commitment Parties, with your participation, will manage the syndication effort of forming the syndicate of lenders that will make the Facilities available. No additional agents, co-agents or arrangers will be appointed unless you and the Commitment Parties so agree.

The Borrower acknowledges and agrees that as Lead Arranger, BAS is not advising the Borrower or any of its affiliates (including the Company) as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and BAS shall have no responsibility or liability to the Borrower, the Company or any of their respective affiliates with respect thereto. Any review by BAS of the Borrower, the Company and its subsidiaries, the Transactions or other matters relating to the Transactions will be performed solely for the benefit of BAS and Bank of America and shall not be on behalf of the Borrower.

We intend to syndicate the Term Facilities to other financial institutions (together with Bank of America, the “Lenders”) identified by us in consultation with you; provided that notwithstanding Bank of America’s right to syndicate the Facilities and receive commitments with respect thereto, Bank of America may not assign all or any portion of its commitment hereunder prior to the initial funding under the Facilities (the date of such funding, “Closing Date”). You agree actively to assist the Commitment Parties in forming any such syndicate and completing a timely syndication that is reasonably satisfactory to them and you, and to provide the Commitment Parties and the other Lenders, promptly upon request, with all information (the “Information Materials”) reasonably deemed necessary by them to complete successfully the syndication. Your assistance with the Commitment Parties’ syndication efforts shall include, without limitation, (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your and the Sponsor’s existing lending and investment banking relationships and the existing lending and investment banking relationships of the Company, (b) direct contact between senior management, representatives and advisors of you and the Sponsor, on the one hand, and the proposed Lenders, on the other hand, (and your using commercially reasonable efforts to ensure such contact between senior management, representatives and advisors of the Company, on the one hand, and the proposed Lenders, on the other hand), in all such cases at times mutually agreed upon, (c) your and the Sponsor’s assistance (including the use of commercially reasonable efforts to cause the Company to assist) in the preparation of a customary Confidential Information Memorandum for the Facilities and other customary marketing materials to be used in connection with the syndications, including Projections (as defined below) for the Company and its subsidiaries through 2010 and all other information and Projections as we may reasonably request, (d) prior to the Closing Date, using your commercially reasonable efforts to procure ratings for the Facilities from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), and a corporate rating for the Company from S&P and a corporate family rating for the Company from Moody’s and (e) the hosting, with the Lead Arranger, of one or more conference calls with, or meetings of, prospective Lenders at times and locations mutually agreed upon. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, neither your (nor the Company’s) compliance with the terms of this paragraph or with the following three paragraphs, the commencement or the completion of the syndication of the Facilities or the obtaining the ratings referred to above, shall constitute a condition to the availability of the Facilities on the Closing Date or otherwise limit the obligations of the Commitment Parties hereunder.

The Lead Arranger will, in consultation with you, manage all aspects of any syndication, including decisions as to the selection of institutions reasonably acceptable to you to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Lead Arranger in its syndication efforts, you agree to use commercially reasonable efforts to prepare and provide (and to use commercially reasonable efforts to cause the Sponsor and the Company to provide) to us all customary information with respect to you, the Company and each of your and their respective subsidiaries and the Transactions, including all financial information and consolidated projections (including models, financial estimates, forecasts and other forward-looking information, all in detail, including model information and supporting assumptions; the “Projections”), as the Lead Arranger may reasonably request in connection with the structuring, arrangement and syndication of the Facilities.

You hereby represent and warrant that, to your actual knowledge, (a) all written information and written data other than the Projections and information of a general economic or general industry nature (the “Information”) that has been or will be made available to any Commitment Party by or on behalf of you or any of your representatives or the Company or any of its representatives, taken as a whole, is or will be, when furnished and when taken as a whole, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, taken as a whole and (b) the Projections that have been or will be made available to any Commitment Party by or on behalf of you or any of your representatives or affiliates have been, or will be, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time so made available; it being understood that the Projections are as to future events and are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. If at any time prior to the Closing Date, you become aware that any of the representations and warranties in the preceding sentence would be, to your actual knowledge, incorrect in any material respect, you agree to supplement the Information and the Projections from time to time until the Closing Date such that, to your actual knowledge, the representations and warranties in the preceding sentence remain true in all material respects. In arranging and syndicating the Facilities, each of the Commitment Parties will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

You hereby acknowledge that (a) the Lead Arranger will make available Information, Projections and other marketing material and presentations, including confidential information memoranda (collectively, the “Information Materials”) to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, SyndTrak Online or by similar electronic means (with any material that you identify as material non-public information provided subject to customary confidentiality precautions) and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower, the Company or their securities (“MNPI”) (each, a “Public Lender”; and such other Lenders, “Private Lenders”)). If reasonably requested by the Lead Arranger, you agree to use commercially reasonable efforts to assist (and to use commercially reasonable efforts to cause the Sponsor and the Company to assist) us in preparing an additional version of the confidential information memorandum that does not contain MNPI to be used by Public Lenders (the “Public Information Materials”). The Borrower hereby authorizes the Lead Arranger to distribute (i) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the Facilities’ terms and (c) other materials intended for prospective Lenders after the initial distribution of the Information Materials. Before distribution of any Information Materials (A) to prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Information Materials and (B) to prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom. In addition, at our request, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”.

As consideration for the commitments of the Initial Lender hereunder and for the agreement of the Lead Arranger to perform the services described herein, you agree to pay (or cause to be paid) to the Initial Lender, when due, the fees set forth in the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”). Once paid, such fees shall not be refundable under any circumstances, except as otherwise contemplated by the Fee Letter.

You agree (a) to indemnify and hold harmless each Commitment Party, its affiliates and its or their officers, directors, employees, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter (including the Term Sheet), the Fee Letter, the Transactions, the Facilities or any claim, litigation, investigation or proceeding relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, and to reimburse each such Indemnified Person upon demand for any reasonable and documented out-of-pocket legal expenses of counsel or other reasonable and documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they are determined by a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of, or failure to provide funding of the Facilities hereunder in accordance with the terms of this Commitment Letter or other material breach of its obligations hereunder by, such Indemnified Person or any of its controlled affiliates or any of its or their officers, directors, employees, agents or controlling persons and (b) if the Closing Date occurs, to reimburse each Commitment Party from time to time for all reasonable and documented out-of-pocket expenses (including but not limited to expenses of each Commitment Party’s due diligence investigation, consultants’ fees (to the extent any such consultant has been retained with your prior written consent), syndication expenses, travel expenses and reasonable and documented fees, disbursements and other charges of counsel), in each case incurred in connection with the Facilities and the preparation of this Commitment Letter, the Fee Letter, the Facility Documents and any security arrangements in connection therewith (collectively, the “Expenses”). Notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for (i) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of any Indemnified Person or any of its affiliates or its or their officers, directors, employees, agents or controlling persons or (ii) any indirect, special, punitive or consequential damages in connection with its activities related to the Facilities.

You shall not be liable for any settlement of any Proceeding effected without your consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final non-appealable judgment for the plaintiff in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the preceding paragraph. You may, without the written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnification could have been sought hereunder by such Indemnified Person, if such settlement (x) includes an unconditional release of such Indemnified Person, in form and substance reasonably satisfactory to such Indemnified Person, from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. None of the Commitment Parties or their affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them or their affiliates of services for other persons, and none of the Commitment Parties or their affiliates will furnish any such information to other persons. You also acknowledge that none of the Commitment Parties or their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

This Commitment Letter and the commitments hereunder shall not be assignable by you without the prior written consent (not to be unreasonably withheld or delayed) of the Lead Arranger (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Holdings, the Sponsor and the Indemnified Persons) and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Holdings, the Sponsor and the Indemnified Persons). Any and all obligations of, and services to be provided by, the Commitment Parties hereunder (including, without limitation, its commitments) may be performed and any and all rights of the Commitment Parties hereunder may be exercised by or through any of their affiliates or branches. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (e.g., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and, together with the Fee Letter dated the date hereof, supersedes all prior understandings, whether written or oral, among us with respect to the Facilities and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto irrevocably and unconditionally submits to the non-exclusive jurisdiction of any state or Federal court sitting in the City of New York over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter, the Term Sheet, the other exhibits hereto or the Fee Letter or the performance of services hereunder or thereunder. Each of the parties hereto agrees that service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies you and the Company, which information may include your and their names and addresses and other information that will allow each of us and the Lenders to identify you or the Company in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.

You agree that you will not disclose, directly or indirectly, (x) the Fee Letter and the contents thereof or (y) prior to your execution and delivery of this Commitment Letter, the Commitment Letter, the Term Sheet, the other exhibits and attachments hereto and the contents of each thereof, or the activities of any Commitment Party pursuant hereto or thereto, to any person without prior written approval of the Lead Arranger, except that you may disclose (a) the Commitment Letter, the Term Sheet, the other exhibits hereto, the Fee Letter and the contents hereof and thereof (i) to the Sponsor and to your and any of the Sponsor’s officers, directors, agents, employees, attorneys, accountants and advisors directly involved in the consideration of this matter on a confidential and need-to-know basis and (ii) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of your legal counsel (in which case you agree, to the extent permitted by law, to inform us promptly thereof prior to disclosure), (b) this Commitment Letter, the Term Sheet, the other exhibits hereto and the contents hereof and thereof to the Company and to its direct and indirect equity holders, officers, directors, employees, attorneys, accountants and advisors, in each case in connection with the Transactions and on a confidential and need-to-know basis, (c) the existence and contents of the Term Sheet to any rating agency in connection with the Transactions and (d) to the extent required by applicable law, the existence and contents of this Commitment Letter, the Term Sheet and the other attachments hereto in any public filing or prospectus in connection with the Transactions; provided that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and the contents thereof) after the Facility Documents shall have been executed and delivered by the parties thereto.

The Commitment Parties and their affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall keep confidential (and not disclose) all such information; provided that nothing herein shall prevent the Commitment Parties from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Commitment Parties, to the extent permitted by law, agree to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their affiliates (in which case the Commitment Parties agree, to the extent permitted by law, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Commitment Parties or any of their affiliates or related parties in violation hereof, (d) to the extent that such information is received by the Commitment Parties from a third party that is not, to the Commitment Parties’ knowledge, subject to confidentiality obligations owing to you, (e) to the extent that such information is independently developed by the Commitment Parties, (f) to any Commitment Party’s affiliates and its and their respective employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information and who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (with each such Commitment Party responsible for such person’s compliance with this paragraph) or (g) to potential and prospective Lenders, participants or assignees and to any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower or any of its subsidiaries, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph). The Commitment Parties’ obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the definitive documentation relating to the Facilities upon the initial funding thereunder.

You and your affiliates further acknowledge and agree that in connection with all aspects of the Transactions and the transactions contemplated by this Commitment Letter, you and your affiliates, on the one hand, and the Lead Arranger, on the other hand, have an arm’s length business relationship that creates no fiduciary duty on the part of the Lead Arranger and each expressly disclaims any fiduciary relationship.

The compensation, reimbursement, indemnification, jurisdiction and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether Facility Documents shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Initial Lender’s commitments hereunder; provided that your obligations under this Commitment Letter, other than those relating to confidentiality and to the syndication of the Facilities (which shall remain in full force and effect), shall automatically terminate upon the occurrence of the Closing Date.

It is understood and agreed that you shall in no way be deemed obligated to proceed with the closing of the Transaction or the Facilities or pay any fees in case you do not proceed with the Facilities (which you are free to determine in your sole discretion). For the avoidance of doubt, the foregoing shall not limit (i) any obligations you might otherwise have under the third paragraph (commencing with the words “You also agree”) and the fourth paragraph (commencing with the words “In the event that”) of the Fee Letter, or (ii) the provisions of the immediately preceding paragraph.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to Bank of America on behalf of the Commitment Parties executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on February 9, 2007. Bank of America’s commitment hereunder will expire at such time in the event that Bank of America has not received such executed counterparts in accordance with the immediately preceding sentence. In the event that the initial borrowing in respect of the Facilities does not occur on or before September 30, 2007 then this Commitment Letter and the commitments and undertakings of each of the Commitment Parties hereunder shall automatically terminate.

We look forward to working with you on this transaction.

Very truly yours,

BANK OF AMERICA, N.A.

By: /s/ Chas McDonell
       Name: Chas McDonell
       Title: Seniro Vice President

BANC OF AMERICA SECURITIES LLC

By: /s/ Mark Halmrast
       Name: Mark Halmrast
       Title: Managing Director

Accepted and agreed to as of
the date first above written:

AREP CAR ACQUISITION CORP.

By: /s/ Hillel Moerman
       Name: Hillel Moerman
       Title: Chief Financial Officer

American Real Estate Holdings Limited Partnership (the “Sponsor”) hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due of any and all of the obligations of AREP Car Acquisition Corp. under the indemnification provisions of this Commitment Letter and under the Fee Letter referred to herein, and agrees to perform such obligations upon demand of either Commitment Party (as defined above).

AMERICAN REAL ESTATE HOLDINGS
      LIMITED PARTNERSHIP

By: AMERICAN PROPERTY INVESTORS,
INC., its general partner

By: /s/ Keith A. Meister
       Name: Keith A. Meister
       Title: Principal Executive Officer

EXHIBIT A

AREP CAR ACQUISITION CORP.

$3,600,000,000 SENIOR SECURED CREDIT FACILITIES

Summary of Terms and Conditions

February 8, 2007

____________________

PARTIES

Borrowers:
Initially, AREP Car Acquisition Corp.; and from and after the Acquisition and the merger contemplated thereby, the Company as the survivor thereof (the “US Borrower”). With respect to certain advances under the Revolving Facility (as defined below), the US Borrower may designate one or more subsidiaries as borrowers (collectively with the US Borrower, the “Borrowers”).[2]

Guarantors:
The obligations of the US Borrower and any borrowing subsidiaries under the Facilities shall be guaranteed by those subsidiaries of the US Borrower that currently are required to guarantee the Existing Credit Facility (collectively, the “Subsidiary Guarantors”), as set forth in the Existing Credit Facility; provided, that additional subsidiaries of the US Borrower may be added from time to time in accordance with the provisions set forth in the Existing Credit Facility. The Subsidiary Guarantors and the Borrowers are collectively referred to as the “Loan Parties”.

Sole Lead Arranger and Sole Bookrunner:	Banc of America Securities LLC (in such capacity, the “Arranger”).

Administrative Agent:	Bank of America, N.A. (“Bank of America” and, in such capacity, the “Administrative Agent”).

Lenders:	A syndicate of banks, financial institutions and other entities, including Bank of America, arranged by the Lead Arranger (collectively, the “Lenders”).

2
A portion of the Revolving Facility will be available to foreign subsidiaries in the manner provided in the Existing Credit Agreement. In addition, Bank of America will, upon the reasonable request of the US Borrower, cooperate to try to make a portion of the Term Facility available to one or more of the US Borrower’s foreign subsidiaries (in US Dollars, Euro, or other freely available currencies), and provided in any event that the US Borrower and Subsidiary Guarantors remain guarantors with respect thereto,.

TYPES AND AMOUNTS OF FACILITIES

Term Facility

Type and Amount:
A seven-year term loan facility (the “Term Facility”; the loans thereunder, the “Term Loans”) in the aggregate amount of $2,600,000,000. The Term Loans will amortize in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of the Term Loans with the balance payable on the seventh anniversary of the Closing Date.

Availability:	The Term Loans shall be made in a single drawing on the Closing Date (as defined below).

Purpose:	The proceeds of the Term Loans shall be used to finance a portion of the Transaction.

Revolving Facility

Type and Amount:
A five-year revolving facility (the “Revolving Facility”; the commitments thereunder, the “Revolving Commitments”) in the amount of $1,000,000,000 or the US Dollar equivalent thereof (the loans thereunder, together with (unless the context otherwise requires) the Swingline Loans referred to below, the “Revolving Loans”; and together with the Term Loans, the “Loans”).

Currencies; Subfacilities:
The Revolving Facility shall be funded in US Dollars, Canadian Dollars and other Available Foreign Currencies (as defined in the Existing Credit Agreement), with sublimits and subfacilities consistent with those contained in the Existing Credit Agreement.

Availability:
The Revolving Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on the date that is five years after the Closing Date (the “Revolving Termination Date”).

Maturity:	The Revolving Termination Date.

Letters of Credit:
A portion of the Revolving Facility of up to $400,000,000 shall be available for the issuance of letters of credit and, subject to a limit to be agreed and outside of the United States, bank guarantees (collectively, the “Letters of Credit”) by Bank of America and certain other Lenders to be approved (each, in such capacity, an “Issuing Lender”). No Letter of Credit shall have an expiration date after the fifth business day prior to the Revolving Termination Date and no more than an aggregate of $100,000,000 of Letters of Credit shall at any time have a duration of longer than one year, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond such fifth business day prior to the Termination Date).

2

Drawings under any Letter of Credit shall be reimbursed by the relevant Borrower (whether with its own funds or with the proceeds of Revolving Loans) on the same business day (or on the next business day if notice of such drawing is received after 10:00 a.m.). To the extent that the relevant Borrower does not so reimburse the Issuing Lender, the Lenders under the Revolving Facility shall be irrevocably and unconditionally obligated to fund participations in the reimbursement obligations on a pro rata basis.

Swingline Loans:
Up to $300,000,000 of the Revolving Facility shall be available for swingline loans (the “Swingline Loans”) in the form of either US dollar loans or multicurrency loans, from Bank of America (but subject to an aggregate sublimit of $150,000,000) and one or more Lenders as additional swingline lenders selected by the Borrower in consultation with the Administrative Agent, and otherwise substantially as provided in the Existing Credit Agreement.

Any Swingline Loans will reduce availability under the Revolving Facility on a dollar-for-dollar basis. Each Lender under the Revolving Facility shall be unconditionally and irrevocably required to purchase, under certain circumstances, a pro rata participation in each Swingline Loan.

Purpose:	The proceeds of the Revolving Loans shall be used to finance (a) a portion of the Transaction and (b) the working capital needs and general corporate purposes of the US Borrower and its subsidiaries.

CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth on Annex I.

Optional Prepayments and Commitment Reductions:
Loans may be prepaid and commitments may be reduced by the US Borrower in minimum amounts as set forth in the Existing Credit Agreement. Optional prepayments of the Term Loans shall be applied to installments thereof as directed by the US Borrower. Optional prepayments of the Term Loans may not be reborrowed.

Mandatory Prepayments:	The following amounts shall be applied to prepay the Term Loans:

(a)   100% of the net cash proceeds of any incurrence of indebtedness (other than permitted indebtedness and any Receivables Financing Transaction, as defined in the Existing Credit Facility) after the Closing Date by the US Borrower or any of its subsidiaries.

3

(b)   100% of the net cash proceeds of any sale or other disposition (including as a result of casualty or condemnation) by the US Borrower or any of its subsidiaries of any assets, except for the sale of inventory and subject to certain other customary exceptions to be agreed upon including (i) capacity for reinvestment consistent with that provided in the Existing Credit Agreement, (ii) the sale of the interiors business and (iii) other sales of up to an aggregate amount to be agreed per fiscal year.

Mandatory prepayments of the Term Loans may not be reborrowed. Mandatory prepayments of the Term Loans shall be applied to remaining installments ratably.

COLLATERAL
The obligations of each Loan Party in respect of the Facilities and any swap agreements provided by any Lender (or any affiliate of a Lender) shall be secured (by a perfected first priority security interest) (a) by the capital stock of the US Borrower’s subsidiaries required to be pledged under the Existing Credit Facility, including (i) 100% of the non-voting stock and 65% of the voting stock of all first-tier foreign subsidiaries of the US Borrower and its domestic subsidiaries, with exceptions to be agreed upon for first-tier foreign subsidiaries having de minimis value, (ii) the capital stock of Lear ASC Corporation, the wholly-owned, bankruptcy-remote, special purpose subsidiary of the US Borrower and (iii) other domestic subsidiaries and, on a limited basis, foreign subsidiaries of the US Borrower to be agreed upon; and (b) by a perfected first priority security interest in all of the inventory, equipment, intellectual property, general intangibles, intercompany notes and other assets (other than real property and receivables subject to a securitization program) of the US Borrower and its domestic subsidiaries (the collateral referred to in this clause (b), collectively, the “Additional Collateral”), and proceeds of the foregoing, except for those assets as to which the Administrative Agent shall reasonably determine that the cost of obtaining a security interest therein is excessive in relation to the value of the security to be afforded thereby; provided, that notwithstanding anything to the contrary contained herein for so long as the Continuing Indentures remain in effect, the maximum principal amount of the obligations under the Facility Documents that is secured by the Collateral shall not at any time exceed the maximum amount that may be secured by the Collateral at such time without creating a requirement under Section 4.07 of each of the Continuing Indentures to cause the securities outstanding under any such Indenture to be equally and ratably secured by such Collateral (it being understood that such permitted amounts shall be recalculated upon the repayment of the bonds under any such Continuing Indenture or the amendment of such 4.07, including as provided for with respect to the 2008 Indenture and 2009 Indenture pursuant to the Tender Offer and Call Notice, each as defined in the Commitment Letter). For the avoidance of doubt, (a) “obligations” as used in the preceding sentence shall not apply to hedging agreement obligations and guarantees thereof and (b) the Bank of America understands that, among other exceptions, the general baskets set forth in Section 4.07 of each of the Continuing Indentures will be available to secure the obligations except to the extent such basket is utilized as permitted by Section 13.3(c) of the Existing Credit Facility. If the bonds issued under the Continuing Indentures are prepaid or redeemed in full (or the provisions of Section 4.07 thereof effectively eliminated pursuant to a consent solicitation or otherwise), the foregoing limitations shall cease.

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As used herein, “Continuing Indentures” means collectively (a) the Indenture dated as of August 3, 2004 among the US Borrower, the guarantors party thereto and BNY Midwest Trust Company, as trustee (the “2014 Indenture”), (b) the Indenture dated as of November 24, 2006 among the US Borrower, the guarantors party thereto and The Bank of New York, as trustee, under which the US Borrower issued $300,000,000 of 8½% Senior Notes due 2013 and 8¾% Senior Notes due 2016, (c) the Indenture dated as of February 20, 2002 among the Company, the guarantors party thereto and The Bank of New York, as trustee (the “2022 Indenture”) and (d) the 2008 Indenture and 2009 Indenture (each as defined in the Commitment Letter).

CERTAIN CONDITIONS

Initial Conditions:
The availability of the Facilities shall be conditioned only upon the satisfaction of the conditions set forth in Exhibit B (the date upon which all such conditions precedent shall be satisfied, the “Closing Date”).

On-Going Conditions:
The making of each extension of credit after the Closing Date shall be conditioned upon (a) the accuracy in all material respects of all representations and warranties in the documentation (the “Facility Documents”) with respect to the Facilities (but excluding any material adverse change representation), and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit.

CERTAIN DOCUMENTATION MATTERS

The Facility Documents shall contain the representations, warranties, covenants and events of default (in each case, applicable to the US Borrower and its subsidiaries) set forth below as well as such other provisions from the Existing Credit Facilities as are applicable, in each case with such additions or changes, if any, as the parties hereto may agree, provided that in the absence of such agreement (which either party may grant or withhold in its sole discretion) the relevant provision of the Existing Credit Facility shall be adopted in the Facility Documents.

Representations and Warranties:	As set forth in the Existing Credit Facility.

Affirmative Covenants:	As set forth in the Existing Credit Facility.

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Financial Covenants:
None for the Term Facility.

The Revolving Facility shall include only the following financial covenants:

(a) Minimum Interest Coverage Ratio: Not permit, on the last day of any fiscal quarter set forth below, the Interest Coverage Ratio (as defined in Annex II) for the four consecutive fiscal quarters of the U.S. Borrower ending with such quarter to be less than the amount set forth opposite such quarter below:

-Q2 2007 through Q2 2008:  2.00:1
-Q3 2008 through Q2 2009:  2.125:1
-Q3 2009 through Q2 2010:  2.25:1
-Q3 2010 and thereafter:       2.50:1

(b) Maximum Leverage Ratio: Not permit the Leverage Ratio (as defined in Annex II) at the last day of any period of four consecutive fiscal quarters of the U.S. Borrower ending with any fiscal quarter set forth below to be greater than the amount set forth opposite such quarter below:

-Q2 2007 through Q1 2008: 5.75:1
-Q2 2008 through Q3 2008: 5.50:1
-Q4 2008 through Q1 2009: 5.25:1
-Q2 2009 through Q3 2009: 5.00:1
-Q4 2009 through Q3 2010: 4.75:1
-Q4 2010 and thereafter:      4.50:1

Negative Covenants:
As set forth in the Existing Credit Facility, provided that those in Section 13.9 shall be deleted and replaced with the “Transactions with Affiliates” covenant described below. Without limitation of the foregoing, (a) the Company and its subsidiaries shall be permitted to amend the provisions allowing the existing asset-backed receivables facility and foreign accounts receivable factoring program (or any replacement or refinancing) not to exceed in aggregate $750,000,000, (b) the limitation on subsidiary indebtedness shall provide for the exclusion of certain non-recourse joint venture debt to be agreed and undrawn letters of credit from the basket of 4% of consolidated assets, (c) the limitation on disposition of property shall permit the sale of the Interiors Business substantially on the terms heretofore agreed by the Company and its subsidiaries pursuant to existing agreements now awaiting closing or otherwise at fair market value and (d) Restricted Payments (as defined in the Existing Credit Facility) shall be permitted (subject to the provisions of the Existing Credit Facility) in an annual amount of $20 million plus 50% of annual consolidated net income from and after 2008 plus 100% of net cash proceeds of equity issuances (excluding Specified Equity Contributions, as defined in Annex II hereto) after the Closing Date plus amounts required to be expended to make mandatory purchases of capital stock pursuant to employee benefit plans.

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The negative covenants will also include a “Transactions with Affiliates” covenant providing that the Company will not (with exceptions to be agreed) enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (as defined) (other than the Company or any Subsidiary Guarantor) unless such transaction is (i) otherwise not prohibited under the Facility Documents and (ii) upon fair and reasonable terms no less favorable to the Company or such subsidiary than it would obtain in a comparable arm’s length transaction with a person that is not an Affiliate (or, if such transaction would not by its nature be obtainable from a person that is not an Affiliate, on fair and reasonable terms).

Events of Default:	As set forth in the Existing Credit Facility.

Voting:
As set forth in the Existing Credit Facility.

The Facility Documents shall contain customary provisions for replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding at least 51% of the aggregate amount of Term Loans and Revolving Commitments shall have consented thereto.

Assignments and Participations:	As set forth in the Existing Credit Facility.

Yield Protection:
The Facility Documents shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes, (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto and (c) replacing Lenders making claims for increased costs or loss of yield.

Expenses and Indemnification:
The US Borrower shall pay (a) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lead Arranger associated with the syndication of the Facilities and the preparation, execution, delivery and administration of the Facility Documents and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of one counsel (and such other local and foreign local counsel as shall be reasonably required)) and (b) all out-of-pocket expenses of the

Administrative Agent and the Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Facility Documents.
The Administrative Agent, the Lead Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence or willful misconduct of the indemnified party).

Governing Law and Forum:	State of New York.

Counsel to the Administrative Agent and the Lead Arranger:	Davis Polk & Wardwell.

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Annex I to Exhibit A INTEREST AND CERTAIN FEES

Interest Rate Options:
The relevant Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (b) the Eurodollar Rate[3]  plus the Applicable Margin, except that Swingline Loans shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin unless the Borrower and relevant Swingline Lender shall agree, from time to time, that any such Loans shall bear interest at a “Money Market” basis or Eurodollar-based rate plus an agreed margin, all substantially as provided in the Existing Credit Agreement.

As used herein:

“ABR” means the highest of (i) the rate of interest publicly announced by Bank of America as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (ii) the secondary market rate for three-month certificates of deposit (adjusted for statutory reserve requirements) plus 1%, and (iii) the federal funds effective rate from time to time plus 0.5%.

“Applicable Margin” means:

(a)   with respect to Revolving Loans (including Swingline Loans), (i) 1.50% in the case of Eurodollar Loans and (ii) 0.50% in the case of ABR Loans (it being understood that the 0.50% Facility Fee referred to below, payable at all times without regard to usage, is incremental to the foregoing) and

(b)   with respect to Term Loans (i) 2.25%, in the case of Eurodollar Loans and (ii) 1.25%, in the case of ABR Loans.

“Eurodollar Rate” means the rate (adjusted for any statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one, two, three or six (or, if available to all Lenders, nine or twelve) months (as selected by the Borrower) appearing on Page 3750 of the Telerate screen.

Interest Payment Dates:	In the case of Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears.

3  Canadian Dollar and Available Foreign Currency pricing to be discussed.

In the case of Loans bearing interest based upon the Eurodollar Rate (“Eurodollar Loans”) on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Facility Fees:	The US Borrower shall pay a facility fee calculated at a rate per annum equal to 0.50% on the amount of commitments, whether or not drawn, of the Revolving Facility, payable quarterly in arrears.

Letter of Credit Fees:
The US Borrower shall pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility on the face amount of each such Letter of Credit. Such fee shall be shared ratably among the Lenders participating in the Revolving Facility and shall be payable quarterly in arrears.

A fronting fee equal to 0.125% per annum on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Default Rate:
At any time when any Borrower is in default in the payment of any amount of principal due under the Facilities, all outstanding Loans shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans.

Rate and Fee Basis:
All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

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Annex II to Exhibit A FINANCIAL COVENANT DEFINITIONS[4]

“Consolidated EBITDA”: for any fiscal period, Consolidated Net Income for such period excluding (a) extraordinary gains and losses arising from the sale of material assets and other extraordinary and/or non-recurring gains and losses, (b) charges, premiums and expenses associated with the discharge of Indebtedness, (c) charges relating to FAS 106, (d) any non-cash deductions made in determining Consolidated Net Income for such period (other than any deductions which represent the accrual of or a reserve for the payment of cash charges in any future period), provided that cash payments made in any subsequent period in respect of any item for which any such non-cash deduction was excluded in a prior period shall be deemed to reduce Consolidated Net Income by such amount in such subsequent period, (e) license fees (and any write-offs thereof), (f) stock compensation expense and non-cash equity linked expense, (g) deferred financing fees (and any write-offs thereof), (h) write-offs of goodwill, (i) foreign exchange gains and losses, (j) miscellaneous income and expenses, (k) costs and expenses of the Transactions and (l) miscellaneous gains and losses arising from the sale of assets plus, to the extent deducted in determining Consolidated Net Income, the excess of (i) the sum of (A) Consolidated Interest Expense, (B) any expenses for taxes, (C) depreciation and amortization expense and (D) minority interests in income of Subsidiaries over (ii) net equity earnings in Affiliates (excluding Subsidiaries). Consolidated EBITDA for any fiscal period shall be determined pro forma for any entity acquired or disposed of (and the Interiors Business shall be deemed to be disposed of for so long as the existing disposition is pending) by the U.S. Borrower or any of its Subsidiaries during such period, and any related incurrences of or prepayments of Indebtedness, as though such events had occurred on the first day of such period. It is hereby understood and agreed that (i) restructuring, restructuring-related or other similar charges incurred by the U.S. Borrower and its Subsidiaries in an amount not to exceed $65,000,000 in the aggregate for the third and fourth quarters of fiscal year 2006, $150,000,000 in each of 2007 and 2008, $100,000,000 in 2009 and $50,000,000 in each of 2010 and 2011 (no separate baskets thereafter), with unused amounts in any year to be carried forward to subsequent years and (ii) charges incurred by the U.S. Borrower and its Subsidiaries in connection with (x) the lawsuit by Seton Company (for which a jury verdict was reached on May 25, 2005) in an amount not to exceed $22,000,000 and (y) a lawsuit by one of the U.S. Borrower’s European suppliers in an amount not to exceed $8,000,000, shall in each case be deemed to be non-recurring losses for purposes of calculating Consolidated EBITDA; provided, that with respect to the charges referred to in clause (ii) above, if at any later date all or a portion of such charges are reversed, Consolidated EBITDA shall be reduced by the amount by which such charges are reversed in the fiscal quarter in which such charges are reversed. For purposes of determining compliance with the financial covenants, any cash common equity contribution made to the US Borrower after the Closing Date and on or prior to the day that is 10 days after the day on which financial statements are required to be delivered for a fiscal quarter will, at the request of the US Borrower, be included in the calculation of Consolidated EBITDA for the purposes of determining compliance with financial covenants at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”), provided that (1) in each four fiscal quarter period, there shall be a period of at least two fiscal quarters in respect of which no Specified Equity Contribution is made, (2) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the US Borrower to be in compliance with the financial covenant and (3) all Specified Equity Contributions shall be disregarded for purposes of determining any baskets with respect to the covenants contained in the Facility Documents

4	Terms used in this Annex II but not defined in this Annex II or in Exhibit A shall have the meanings set forth for such terms in the Existing Credit Agreement.

“Consolidated Indebtedness”: at a particular date (a) all Indebtedness of the U.S. Borrower and its Subsidiaries which would be included under indebtedness on a consolidated balance sheet of the U.S. Borrower and its Subsidiaries as at such date, determined in accordance with GAAP, less (b) any cash and Cash Equivalents of the U.S. Borrower and its Subsidiaries as at such date up to an aggregate principal amount not to exceed the sum of $700,000,000 plus, to the extent constituting cash and Cash Equivalents of the U.S. Borrower at such date, any amounts held in (or to the credit of) the Collateral Account and the 2008/2009 Collateral Account.

“Consolidated Interest Expense”: for any fiscal period, the amount which would, in conformity with GAAP, be set forth opposite the caption “interest expense” (or any like caption) on a consolidated income statement of the U.S. Borrower and its Subsidiaries for such period and, to the extent not otherwise included in “interest expense,” any other discounts and expenses comparable to or in the nature of interest under any Receivable Financing Transaction; provided, that Consolidated Interest Expense for any period shall (a) exclude (i) fees payable in respect of such period under subsection 9.5 of this Agreement, (ii) any amortization or write-off of deferred financing fees during such period and (iii) premiums paid in connection with the discharge of Indebtedness and (b) include any interest income during such period.

“Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Leverage Ratio”: for any date of determination the ratio of (i) Consolidated Indebtedness on such date of determination to (ii) Consolidated EBITDA for the four consecutive fiscal quarters most recently ended on or prior to such date of determination; provided that, if at any time the aggregate amount of Indebtedness associated with Receivable Financing Transactions exceeds $500,000,000, an amount equal to the excess over $500,000,000 shall be included in the determination of “Consolidated Indebtedness”.

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EXHIBIT B

CONDITIONS PRECEDENT

The availability of the Facilities on the Closing Date shall be subject to the satisfaction of the following conditions precedent (capitalized terms used but not defined herein have the meanings given in the Commitment Letter or Exhibit A thereto, as applicable):

1. The Acquisition shall have been consummated, or substantially simultaneously with (including immediately after) the initial borrowing under the Facilities, shall be consummated, in all material respects in accordance with the terms of the Merger Agreement in the form delivered to the Lead Arranger on February 8, 2007, and no provision of the Merger Agreement shall have been waived (other than (A) the condition set forth in Section 6.2(d) and (B) the condition set forth in Section 6.2(a), but solely to the extent of a Subsequent Event Effect, as defined below) or amended by AcquisitionCo from the form referred to above in a manner that is material and adverse to the Lenders without the consent of the Lead Arranger.

2. Execution and delivery by AcquisitionCo and Holdings (with customary arrangements for assumption of obligations by the Company and its subsidiaries) of Facility Documents reasonably satisfactory to the Initial Lender and the Borrower (which each of the Initial Lender and Borrower agree to negotiate in good faith consistent with the terms of the Commitment Letter), and receipt of customary closing documents, including without limitation customary legal opinions by or on behalf of the Borrower, the Company and its subsidiaries by one or more of their counsel and customary certificate of AcquisitionCo or the Company by an officer thereof to the best of his or her knowledge regarding solvency of the Company and its subsidiaries on a consolidated basis.

3. The Equity Contribution shall have been made, or substantially simultaneously with the initial borrowing under the Facilities, which to the extent constituting other than common equity interests shall be on terms and conditions and pursuant to documentation reasonably satisfactory to the Lead Arranger.

4. On the Closing Date and substantially simultaneously with the borrowings under the Facility, (i) all indebtedness under the Existing Credit Agreement shall have been repaid in full and all liens on collateral securing the Existing Credit Agreement shall have been released (or arrangements for such release reasonably acceptable to the Lead Arranger shall have been made), all on terms and pursuant to documentation reasonably satisfactory to the Lead Arranger and (ii) either (A) the Tender Offer shall have been closed successfully (as described in the Commitment Letter) or (B) if no Tender Offer shall have been initiated or if such Tender Offer shall not have closed successfully, the Lead Arranger shall have received the Call Notices in form and substance sufficient to optionally redeem all indebtedness under the 2008 Indenture and the 2009 Indenture in the shortest periods permitted by such indentures.

5. The Lead Arranger shall have received (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for the fiscal year ended December 31, 2006, (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for each subsequent fiscal quarter ended at least 45 days before the Closing Date, (iii) a pro forma unaudited consolidated balance sheet and related pro forma unaudited consolidated statement of income of the Company as of and for the fiscal year ended December 31, 2006 and for any fiscal quarter referred to in clause (ii) above, in each case prepared after giving effect to the Transactions as if the Transactions had occurred as of such date or at the beginning of such period, as applicable and (iv) Projections for the Company for the years 2007 through 2010.

6. The satisfaction of the Lead Arranger that, from the date of the Commitment Letter and during the syndication of the Facilities, there shall be no competing issues of debt securities or commercial bank or other credit facilities of the Borrower, the Company or any of the Company’s subsidiaries being offered, placed or arranged, provided that the foregoing shall not prohibit (x) offerings, placements or arrangements by or on behalf of competing bidders, with or without the Company’s cooperation, provided that the Company and its subsidiaries shall not cooperate with any such offerings, placements or arrangements except as provided for or contemplated by Section 5.2 of the Merger Agreement and (y) the replacement or refinancing of the facilities designated in clause (a) of “Negative Covenants” on Exhibit A of the Commitment Letter.

7. All fees and expenses required to be paid to the Commitment Parties and their affiliates pursuant to the terms of the Commitment Letter and under the Fee Letter and invoiced before the Closing Date shall have been paid in full.

8. Subject to the last paragraph of this Exhibit B, all documents and instruments required to perfect the Administrative Agent’s security interest in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing, and none of the Collateral shall be subject to any other pledges, security interest or mortgages, except for the liens permitted under the Facility Documents.

9. Subject to the last paragraph of this Exhibit B, the accuracy in all material respects of all representations and warranties in the Facility Documents, and there being no default or event of default in existence at the time of, or after giving effect to the making of, the extensions of credit on the Closing Date.

Notwithstanding anything contained herein to the contrary, (a) the only representations (and consequential defaults) relating to the Company, its subsidiaries and their businesses the making of which shall be a condition to availability of the Facilities on the Closing Date shall be (i) such of the representations made by the Company in the Merger Agreement as are material to the interests of the Lenders (but excluding any representation (or consequential default), on and as of the Closing Date (as defined in the Merger Agreement)), set forth in any of Sections 3.5(d) or (e), 3.6, 3.9 through 3.18, 3.23, 3.25 or 3.26, to the extent that such failure to be true and correct (or consequential default) is solely as a result of any event, change, effect, development, condition or occurrence after the date of the Merger Agreement (a “Subsequent Event Effect”)), but only to the extent that you have the right to terminate your obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement and (ii) the Specified Representations (as defined below) shall be true and correct in all material respects and (b) the terms of the Facility Documents shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the conditions set forth in this Exhibit B are satisfied (it being understood that, to the extent any security interest in any Collateral (other than the pledge and perfection of the security interests (A) in the capital stock of domestic subsidiaries of the Borrower required to be pledged and (B) in other assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) is not provided and/or perfected on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so, the granting and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower set forth in the Term Sheet next to the caption “Representations and Warranties” relating to corporate existence, power and authority, the enforceability and non-contravention of the Facility Documents, Federal Reserve margin regulations and the Investment Company Act. If employees of the Commitment Parties obtain actual knowledge of facts in the course of the performance of their responsibilities related to the Facilities (and are not subject to a duty of confidentiality that precludes their sharing such information with senior officers of Bank of America responsible for the Facilities) that cause senior officers of the Bank of America to determine that there has been a breach of a representation described in clause (a)(i) above such that it believes that a condition to Bank of America’s commitment with respect to the Facilities will not be satisfied, Bank of America shall give reasonably prompt notice  of such determination to AcquisitionCo so that AcquisitionCo may determine the existence of the alleged breach by arbitration with the Company pursuant to the Merger Agreement.

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